Exhibit 99.1

News Release

Contact:
Investors        Media
Ankur Vyas        Mike McCoy
(404) 827-6714    (404) 588-7230
For Immediate Release
June 29, 2016

SunTrust to Increase Quarterly Common Stock Dividend
and Share Repurchase Program

ATLANTA -- SunTrust Banks, Inc. (NYSE: STI) announced today that the Federal Reserve has completed its review of the Company’s capital plan submitted in connection with the 2016 Comprehensive Capital Analysis and Review (CCAR) and has no objections to the planned capital actions. The capital actions, subject to the approval of SunTrust’s Board of Directors and anticipated to cover four quarters, include:

•	An 8% increase in the quarterly common stock dividend from $0.24 per share to $0.26 per share, beginning in the third quarter of 2016;

•
Authorization to repurchase $960 million of outstanding common stock between July 1, 2016 and June 30, 2017 (a 37% increase in the average quarterly repurchase amount compared to the previous authorization);

•	Maintaining dividend payments on the Company’s preferred stock.

“Our strong capital position and improved financial performance have enabled us to deliver a key component of the investment thesis in SunTrust – increasing the return of capital to our shareholders,” said William H. Rogers, Jr., chairman and CEO of SunTrust Banks, Inc. “We are building on the momentum we’ve generated and are focused on continuing to serve our clients and communities to generate long-term value for our shareholders.”

About SunTrust Banks, Inc.
SunTrust Banks, Inc. is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses and communities it serves. Headquartered in Atlanta, the company has three business segments: Consumer Banking and Private Wealth Management, Wholesale Banking, and Mortgage. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate and institutional clients nationally. As of March 31, 2016, SunTrust had total assets of $194 billion and total deposits of $152 billion. The company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Join the movement at onUp.com.